Exhibit 99.1

Press Release

Asia Pay Gains License Approval from Shenzhen Government

February 11, 2005 (Seattle WA and Hong Kong) -Asia Payment Systems, Inc. (NASD OTC BB: APYM) announced today that the Shenzhen Municipal Government has approved a Representative Office License for Asia Payment Systems.

Asia Pay is a credit-card-processing services company that provides a growing network of credit card clearing services to merchants and financial institutions in China and other markets. The primary focus of Asia Pay's business development efforts is the rapidly growing Chinese credit card market. Asia Pay aims to become a leading China-wide provider of world-class third-party processing services to bankcard-accepting merchants and card issuers.

Matt Mecke, President & CEO of Asia Pay, announced "We are very pleased to be able to announce today the approval of our Representative Office License by the Shenzhen Municipal Government. We feel this approval is an important step in Asia Pay's becoming the premier payment services company in China. We continue to cooperate with our China partners and related parties to develop China-wide processing systems and related applications and services. This Shenzhen Representative Office approval advances Asia Pay's plans to provide leading-edge payment processing applications and services to our customers in China and throughout the region. We are pleased to be part of the dynamic economic growth and modernization for which Shenzhen is known worldwide."

Shenzhen is one of the most prosperous and modern cities in China. Shenzhen became China's first Special Economic Zone (SEZ) in 1980. In the past 25 years, Shenzhen has grown from a small border town to a modern manufacturing center and international port, with a permanent resident population of approximately 5 million. The city's GDP per capita reached US$5,604 in 2002, making Shenzhen one of the most prosperous cities in China. According to Shenzhen Government Online (www.sz.gov.cn), the city is ranked fourth in GDP, third in revenue among China's large and medium-sized cities, second in container-handling capacity, and first for seven consecutive years in China's import and export volumes.

About Asia Payment Systems, Inc.

www.asia-pay.com

Asia Pay is a USA public company with offices in Seattle, Washington; Beijing and Shenzhen, China, and Hong Kong. Asia Pay is developing a credit-card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the expansion of nationwide operations in the China market, which currently has an estimated 735 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel: 1-866-877-APAY
ir@asia-pay.com
 Investor Relations:
Sussex Avenue Partners, Inc.
1-866-878-7739
News@sussexavenuepartners.com